SUB-ITEM 77M: Mergers

MERGERS EFFECTIVE SEPTEMBER 22, 2017
	Acquired Fund	Acquiring Fund (Survivor)	Board Approval Received	Shareholder Approval Received	Additional Details in the Plan of Reorganizations included in this filing and also in each definitive proxy/information statement filed with the SEC:
2	JNL Institutional Alt 35 Fund	JNL Institutional Alt 25 Fund (formerly, JNL Institutional Alt 20 Fund)	Yes	No, pursuant to Rule 17a-8 under the Investment Company Act of 1940, as amended	Accession No.: 0000933691-17-000435 (8/15/2017)
3	JNL Alt 65 Fund	JNL Institutional Alt 50 Fund	Yes	No, pursuant to Rule 17a-8 under the Investment Company Act of 1940, as amended	Accession No.: 0000933691-17-000433 (8/15/2017)
5	JNL/Red Rocks Listed Private Equity Fund	JNL/Harris Oakmark Global Equity Fund	Yes	Yes	Accession No.: 0000933691-17-000415 (7/21/2017)
1	JNAM Guidance – Growth Fund, a series of Jackson Variable Series Trust	JNL Growth Allocation Fund (formerly, JNL Disciplined Moderate Growth Fund)	Yes	Yes	Accession No.: 0000933691-17-000411 (7/21/2017)
2	JNAM Guidance – Moderate Growth Fund, a series of Jackson Variable Series Trust	JNL Moderate Growth Allocation (formerly, JNL Disciplined Moderate Fund)	Yes	Yes	Accession No.: 0000933691-17-000409 (7/21/2017)
3	JNAM Guidance – Maximum Growth Fund, a series of Jackson Variable Series Trust	JNL Aggressive Growth Allocation Fund (formerly, JNL Disciplined Growth Fund)	Yes	Yes	Accession No.: 0000933691-17-000407 (7/21/2017)
4	JNAM Guidance – Equity 100 Fund, a series of Jackson Variable Series Trust	JNL Aggressive Growth Allocation Fund (formerly, JNL Disciplined Growth Fund)	Yes	Yes	Accession No.: 0000933691-17-000407 (7/21/2017)